Exhibit 99.1
October 15, 2014
Fellow Shareholders,
Last quarter we added over 3 million members, ending Q3 with 53.1 million global members and $1.22 billion in revenue. We are forecasting adding another 4 million members in Q4, ending 2014 with over 57 million global members. Around the world, people are discovering the joy of Internet TV. With an incredible variety of original series, films and exclusive licensed content arriving on Netflix in the coming quarters, we will continue to thrill our members and expand our membership.

(in millions except per share data and Streaming Content Obligations)	Q3 '13	Q4 '13	Q1 '14	Q2 '14	Q3 '14	Q4 '14 Forecast
Total Streaming:
Revenue	$884	$962	$1,066	$1,146	$1,223	$1,305
Contribution Profit	$92	$117	$166	$212	$220	$165
Contribution Margin	10.4%	12.2%	15.6%	18.5%	18.0%	12.6%
Paid Members	38.01	41.43	46.14	47.99	50.65	54.10
Total Members	40.28	44.35	48.35	50.05	53.06	57.06
Net Additions	2.73	4.07	4.00	1.69	3.02	4.00

Domestic Streaming:
Revenue	$701	$741	$799	$838	$877	$917
Contribution Profit	$166	$174	$201	$227	$251	$260
Contribution Margin	23.7%	23.4%	25.2%	27.1%	28.6%	28.4%
Paid Members	29.93	31.71	34.38	35.09	36.27	37.62
Total Members	31.09	33.42	35.67	36.24	37.22	39.07
Net Additions	1.29	2.33	2.25	0.57	0.98	1.85

International Streaming:
Revenue	$183	$221	$267	$307	$346	$388
Contribution Profit (Loss)	$(74)	$(57)	$(35)	$(15)	$(31)	$(95)
Contribution Margin	-40.6%	-25.9%	-13.1%	-5.0%	-8.9%	-24.5%
Paid Members	8.08	9.72	11.76	12.91	14.39	16.49
Total Members	9.19	10.93	12.68	13.80	15.84	17.99
Net Additions	1.44	1.74	1.75	1.12	2.04	2.15

Total (including DVD):
Operating Income	$57	$82	$98	$130	$110	$57
Net Income	$32	$48	$53	$71	$59	$27
EPS	$0.52	$0.79	$0.86	$1.15	$0.96	$0.44

Free Cash Flow	$7	$5	$8	$16	$(74)
Shares (FD)	61	61.3	61.5	61.6	61.8
Streaming Content Obligations* ($B)	$6.5	$7.3	$7.1	$7.7	$8.9
*Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q3 Results and Q4 Expectations
We added about a million new members in the US, ending Q3 with 37.22 million members, with lower net additions than our forecast and versus the prior year. Domestic streaming revenue of $877 million, in-line with forecast, grew 25% y/y and faster than membership due to the expansion of ASP from the price changes implemented in Q2.

We added two million members internationally, to end the quarter with 15.84 million members, with lower net adds than our forecast, but higher than prior year. International revenue of $346 million, in-line with forecast, grew 89% y/y, and faster than membership, again due to the expansion of our ASP.

As a reminder, we provide you our internal forecast for the current quarter. For the prior three quarters, we under-forecasted membership growth. This quarter we over-forecasted membership growth. We’ll continue to give you our internal forecast for the current quarter, and it will be high some of the time and low other times.

Separate from forecast variability, year on year net additions in the US were down (1.3 million in Q3 2013 to 1 million in Q3 2014). As best we can tell, the primary cause is the slightly higher prices we now have compared to a year ago. Slightly higher prices result in slightly less growth, other things being equal, and this is manifested more clearly in higher adoption markets such as the US.

In hindsight, we believe that late Q2 and early Q3 the impact of higher prices appeared to be offset for about two months by the large positive reception to Season Two of Orange is the New Black.
We remain happy with the price changes and growth in revenue and will continue to improve our service, with better content, better streaming and better choosing. The effect of slightly higher prices is factored into our Q4 forecast.

Since our per-member viewing and retention in the US are as strong as ever, we don’t think increased competition from piracy, TV Everywhere, Amazon Prime Instant Video, Hulu, etc, is a major factor.

There is no change to our view on the long term attractiveness and US market size of Internet television, and no change to our view of the ultimate size of our US membership.

We are forecasting Q4 US contribution margin to increase almost 500 basis points on a y/y basis, but to decrease slightly sequentially, as it did last year from Q3 to Q4, due to significant sequential increases in content and marketing expense.

In September, we had a very successful launch in France, Germany, Austria, Switzerland, Belgium and Luxembourg, adding about 66 million1 broadband households to our addressable market. In recent days, our app has gone live on set-top boxes from SFR in France and Deutsche Telekom in Germany, and we expect deployments this quarter from Orange and Bouygues in France, and Belgacom in Belgium. We’ve had more success, more quickly, with MVPD set-top boxes in these new markets than anywhere else in the world.

________________________
1SNL Kagan

2

As expected, we have a full quarter of new market expenses weighing on our international contribution margins in Q4, increasing contribution loss from Q3 to Q4. Our international markets launched prior to this year (Canada 4 years ago through Netherlands 1 year ago) are now collectively profitable on a contribution basis and will continue to help us fund new markets. Moreover, contribution margin from our first expansion market, Canada, now approximates the US.
Starting in January, we have to pay higher VAT in most of Europe due to changes in European law (country of origin to country of destination). We will absorb these increases rather than pass them on to our members. This absorption will be reflected in slightly lower international contribution margin/profit starting in Q1 than we would otherwise have.
Given how well our international expansion has performed, we intend substantial further expansion in 2015, consistent with our stated strategy2.
US contribution margin increases beyond 30%
Our US contribution margin grew about 500 bps to 28.6% for Q3. After achieving 30% contribution margin, likely in Q1 or Q2 of next year, we will seek to grow margins an average of 200 basis points per year for the following years. Ideally, we will achieve 40% contribution margin five years after achieving 30%. This increase in our domestic contribution margin gives us room to increase content spending as we grow, as well as substantial domestic profitability.
Content
In Q3, we launched several new original series, documentaries and comedy specials, while ensuring future access to one of the most successful and globally appealing series of the North American fall TV season, Gotham. In our second year of qualification as a programmer, Netflix took home seven Emmy awards.
Original Series
BoJack Horseman marked our expansion into the popular adult animated comedy genre. In the past, we’ve licensed back seasons of already successful series like Archer, Futurama, and Bob’s Burgers. BoJack Horseman, starring Will Arnett, Aaron Paul, and Amy Sedaris, drew more viewers in its first few weeks than any of these established network shows over a comparable period on Netflix, confirming for us the value of expanding into original series. TV Guide wrote that BoJack Horseman3 was the “funniest show of the fall”4 and we are now in production on season two for 2015.
In Q3, we also launched a second season of Hemlock Grove and an original 4th and final season of The Killing. Both shows have been well received globally. We are now in pre-production of the final season of Hemlock Grove. We also premiered two acclaimed British series in North America, Happy Valley (in US and Canada) and Peaky Blinders (US only).
We are looking forward to the December 12 release of our next major original series Marco Polo, an epic, cinematic tale of power, adventure and betrayal.
________________________
2http://ir.netflix.com/long-term-view.cfm
3https://www.youtube.com/watch?v=i1eJMig5Ik4&list=PLvahqwMqN4M1uQ5JITdkmNrxZnwtUG-DP
4http://www.tvguide.com/news/netflix-bojack-horseman-1086697.aspx

3

We are currently in production on nine Netflix original series around the world and during the quarter announced a new comedy series, Love, from Judd Apatow, premiering in 2016.
Original Documentary, Kids and Comedy
Beyond scripted series, we launched three original documentaries in the quarter, Battered Bastards of Baseball, Mission Blue and Print the Legend. These documentaries have grown in audience reach and have positioned Netflix as a significant player in a category that attracts some of the most loyal and intense viewers. Finishing off the year, we will release E-Team5, a powerful journalistic film from Oscar winning director Ross Kauffman and Katy Chevigny, and Virunga6, a riveting film about the tensions over one of Africa’s best known national parks and the home of the mountain gorillas.
Netflix continues to be a key destination for kids and families. We now offer members 75 kids series that are each delighting more than 2 million viewers on Netflix. More than a dozen of these series, many of them exclusive to Netflix, reach over 5 million viewers. During the quarter, we announced a partnership with Saban Brands to reboot the popular Popples animated series, with Rainbow Studios to extend their Winx Club stories and with storied producer Avi Arad and 41 Entertainment to produce a CGI film and series with a new take on the origin story of King Kong. In Q4, we will launch on Netflix the premiere episodes of two original series from DreamWorks Animation, the return of the beloved kids franchise Veggie Tales and All Hail King Julien, based on the popular character from Madagascar.
Last week, Chelsea Handler’s Uganda Be Kidding Me Live arrived globally on Netflix to strong viewing and rave7 reviews. Next year, Chelsea will create four comedy documentaries for Netflix with her new take on the traditional talk show to follow in 2016. In Q3, Jim Jeffries brought his latest stand-up show to Netflix members, while this quarter, our members will enjoy new material from Chelsea Peretti (Brooklyn Nine Nine) , Bill Burr, Wyatt Cenac (The Daily Show) and the legendary Bill Cosby.
Original Films
On August 28, 2015, we will release our first Netflix original film, Crouching Tiger Hidden Dragon: Green Legend. A big budget continuation of the beloved 2000 Oscar-nominated film, it will debut simultaneously on select global IMAX screens and in Ultra HD 4k on Netflix, offering consumers the option to see this beautiful action film how and when they want. Separately, we announced plans to release only on Netflix four new Adam Sandler feature comedies, beginning in early 2016. Sandler is a true global movie star, grossing over $3 billion over the last twenty years, and generating huge viewing across all Netflix territories. We are investing in original films because doing so can be favorable economically compared to current Pay TV deals and is consistent with the desires of the global on-demand generation to enjoy new movies without having to wait for months after they debut in US theaters.

________________________
5https://www.youtube.com/watch?v=AmPSNhlU8jw
6https://www.youtube.com/watch?v=iZlz_4iUKBs
7http://insidetv.ew.com/2014/10/10/uganda-be-kidding-me-netflix-react/

4

Multi-territory Television Licensing
In Q3, we secured second window rights from Warner Bros. Television for the Fox series Gotham in all current and planned Netflix territories. This historic deal will deliver the series to Netflix members soon after the broadcast completion of each season and ensures that Netflix will be the only subscription video service in these territories to offer the Batman origin series, commercial free and on demand in full season presentations.
In our just launched territories in Europe, Netflix debuted as original series the Emmy-winning Fargo from MGM Television as well as From Dusk Till Dawn from El Rey and Penny Dreadful from CBS Television. These deals ensure our international members access to hit US television series without having to wait the months or years imposed by traditional TV models and should help to reduce piracy in those markets.
Product
Improved Laptop Streaming
We are midway through switching to native HTML5 streaming for our laptop players, eliminating downloads (of Silverlight) and improving the consumer proposition with a smoother playback experience and longer battery life. This has been a successful four-year effort to get strong DRM integrated into the major browsers.
Set-top Boxes
Using the same techniques we developed to get on hundreds of different Blu-ray players and Smart TVs, we are now able to support a wide variety of MVPD set-top devices with an outstanding and updatable application. The Virgin/TiVo architecture was our first, which is a fairly modern system. We have since expanded to less high-end systems.
Personal recommendations
We have continued to improve our various recommendations systems, which match users to content based upon their preferences. We have rolled out a new visual search feature on the website and mobile platforms; it includes suggested viewing possibilities for searches that come up empty.

Strong Net Neutrality
We continue to focus on strong net neutrality, including interconnection, to prevent large ISPs from holding our joint customers hostage with poor performance in order to extract payments from us, other Internet content firms, and Internet transit suppliers such as Level 3 and Cogent.
We’ve increased awareness of this issue globally. Our efforts have helped generate a record breaking number of comments to the FCC in favor of net neutrality, while in Europe policymakers are beginning to focus on this issue.
We will continue to advocate for the US government to block the merger of Comcast/TWC or, at the very least, prevent a combined entity from charging for interconnection.

5

HBO
Starting back in 2011 we started saying8 that HBO would be our primary long-term competitor, particularly for content. The competition will drive us both to be better. It was inevitable and sensible that they would eventually offer their service as a standalone application. Many people will subscribe to both Netflix and HBO since we have different shows, so we think it is likely we both prosper as consumers move to Internet TV.
DVD
Our DVD-by-mail service in the US continues to delight about 6 million members, adding $89 million in contribution profit in Q3 and we anticipate close to the same in Q4.
Operating Income
Operating income nearly doubled y/y to $110 million despite our investment in international expansion. To support this expansion, we’ve invested in personnel growth in our corporate G&A functions which is the primary driver of both the y/y and sequential increase in G&A. Also contributing to the sequential increase was an increase in legal fees and one-time costs related to the launch of our new markets.
Free Cash Flow & Content Obligations

Historically, FCF tracked close to net income. As we’ve written previously, our increased use of cash for content, especially originals, will cause FCF to be materially less than net income, at least for the years ahead while we are increasing our investment in this area. In addition, in quarters like Q3 with big international territory launches, we have only a partial quarter of international content P&L expense but a full quarter of cash payments. We finished the quarter with $1.7 billion in cash.

________________________
8http://mediadecoder.blogs.nytimes.com/2011/12/06/netflixs-chief-sees-hbo-as-its-main-rival/?_php=true&_type=blogs&_php=true&_type=blogs&_r=1&

6

Our total streaming content obligations increased to $8.9 billion in the quarter from $7.7 billion at the end of Q2, which includes $3.6 billion on the balance sheet. The increase was driven by the multi-year commitments associated with our latest market launches in Europe and the continued expansion of our original programming, including our first original movie Crouching Tiger Hidden Dragon: Green Legend.
Reference
For quick reference, our eight most recent investor letters are: July 20149. April 201410, January 201411, October 201312, July 201313, April 201314, January 201315, October 201216.

Summary

The overwhelming consumer benefits of Internet television, in terms of convenience, control, selection, and price, continue to expand our opportunity.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

________________________
9http://files.shareholder.com/downloads/NFLX/3527949458x0x769748/9b21df7f-743c-4f0f-94da-9f13e384a3d2/July2014EarningsLetter_7.21.14_final.pdf
10http://files.shareholder.com/downloads/NFLX/3337146746x0x745654/fb5aaae0-b991-4e76-863c-3b859c8dece8/Q114%20Earnings%20Letter%204.21.14%20final.pdf
11http://files.shareholder.com/downloads/NFLX/3337146746x0x720306/119321bc-89c3-4306-93ac-93c02da2354f/Q4%2013%20Letter%20to%20shareholders.pdf
12http://files.shareholder.com/downloads/NFLX/2531040512x0x698481/ecfe1ab4-66f5-4e23-a64a-1ca025216e5e/Q313%20Earnings%20Letter%2010.21.13%2010.30am.pdf
13http://files.shareholder.com/downloads/NFLX/2531040512x0x678215/a9076739-bc08-421e-8dba-52570f4e489e/Q213%20Investor%20Letter.pdf
14http://ir.netflix.com/common/download/download.cfm?companyid=NFLX&fileid=655293&filekey=5c1951a4-e79c-49c8-bb83-1595635bf934&filename=Investor_Letter_Q12013.pdf
15http://files.shareholder.com/downloads/NFLX/2531040512x0x630302/e7656660-df35-4384-9f39-cb0f39e54f0b/Investor%20Letter%20Q42012%2001.23.13.pdf
16http://files.shareholder.com/downloads/NFLX/2531040512x0x607614/6bc75664-8a60-4398-8e52-fe918b79bf67/Investor%20Letter%20Q3%202012%2010.23.12.pdf

7

October 15, 2014 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview today at 3 p.m. Pacific Time at youtube.com/netflixir. The interview will be conducted by Michael Nathanson, MoffettNathanson and Doug Anmuth, J.P. Morgan. Questions that investors would like to see asked should be sent to michael@moffettnathanson.com or douglas.anmuth@jpmorgan.com.

IR Contact:	PR Contact:
Erin Kasenchak	Jonathan Friedland
Director, Investor Relations	Chief Communications Officer
408 540-3691	310 734-2958

8

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding international expansion and performance; content offerings; device and platform integration; forecast variability; member growth domestically and internationally, including net, total and paid; revenue, contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 3, 2014. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

9

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013 (1)	September 30, 2014	September 30, 2013 (1)
Revenues	$1,409,432	$1,340,407	$1,105,999	$4,019,928	$3,199,332
Cost of revenues	954,394	914,848	798,900	2,738,428	2,296,526
Marketing	145,654	120,763	108,228	403,515	341,925
Technology and development	120,953	115,182	95,540	346,445	280,641
General and administrative	78,024	60,014	46,211	193,938	134,181
Operating income	110,407	129,600	57,120	337,602	146,059
Other income (expense):
Interest expense	(13,486)	(13,328)	(7,436)	(36,866)	(21,704)
Interest and other income (expense)	616	1,100	(193)	3,117	(2,156)
Loss on extinguishment of debt	—	—	—	—	(25,129)
Income before income taxes	97,537	117,372	49,491	303,853	97,070
Provision for income taxes	38,242	46,354	17,669	120,425	33,088
Net income	$59,295	$71,018	$31,822	$183,428	$63,982
Earnings per share:
Basic	$0.99	$1.18	$0.54	$3.06	$1.11
Diluted	$0.96	$1.15	$0.52	$2.97	$1.06
Weighted-average common shares outstanding:
Basic	60,171	59,996	59,108	59,996	57,769
Diluted	61,820	61,634	60,990	61,669	60,578

(1) Certain prior period amounts have been reclassified from "Marketing" to "Cost of revenues" to conform to current period presentation.

10

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$1,183,217	$604,965
Short-term investments	483,602	595,440
Current content library, net	2,006,981	1,706,421
Other current assets	149,682	151,937
Total current assets	3,823,482	3,058,763
Non-current content library, net	2,631,882	2,091,071
Property and equipment, net	144,147	133,605
Other non-current assets	178,818	129,124
Total assets	$6,778,329	$5,412,563
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$2,074,766	$1,775,983
Accounts payable	150,374	108,435
Accrued expenses	70,559	54,018
Deferred revenue	252,956	215,767
Total current liabilities	2,548,655	2,154,203
Non-current content liabilities	1,510,403	1,345,590
Long-term debt	900,000	500,000
Other non-current liabilities	94,397	79,209
Total liabilities	5,053,455	4,079,002
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at September 30, 2014 and December 31, 2013; 60,246,379 and 59,607,001 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	60	60
Additional paid-in capital	987,256	777,441
Accumulated other comprehensive income	1,645	3,575
Retained earnings	735,913	552,485
Total stockholders' equity	1,724,874	1,333,561
Total liabilities and stockholders' equity	$6,778,329	$5,412,563

11

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Cash flows from operating activities:
Net income	$59,295	$71,018	$31,822	$183,428	$63,982
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Additions to streaming content library	(1,202,484)	(813,314)	(878,314)	(2,765,197)	(2,063,709)
Change in streaming content liabilities	346,752	78,359	310,191	467,355	327,175
Amortization of streaming content library	686,154	639,037	553,394	1,925,926	1,549,384
Amortization of DVD content library	18,269	16,923	17,546	51,313	53,492
Depreciation and amortization of property, equipment and intangibles	14,357	12,977	11,452	39,716	35,529
Stock-based compensation expense	29,878	29,285	18,477	84,988	54,178
Excess tax benefits from stock-based compensation	(21,060)	(14,628)	(20,492)	(68,420)	(52,475)
Other non-cash items	3,360	3,251	1,994	8,807	4,932
Loss on extinguishment of debt	—	—	—	—	25,129
Deferred taxes	(7,892)	(16,569)	(2,424)	(37,564)	(11,212)
Changes in operating assets and liabilities:
Other current assets	12,960	(20,685)	9,920	27,341	37,955
Accounts payable	13,003	(3,086)	(5,877)	32,729	6,004
Accrued expenses	(6,980)	59,008	(11,451)	51,586	(5,089)
Deferred revenue	11,626	11,315	9,252	37,189	26,351
Other non-current assets and liabilities	5,323	3,133	(10,797)	15,747	4,760
Net cash (used in) provided by operating activities	(37,439)	56,024	34,693	54,944	56,386
Cash flows from investing activities:
Acquisition of DVD content library	(15,530)	(20,981)	(15,471)	(51,425)	(50,687)
Purchases of property and equipment	(21,032)	(19,869)	(10,828)	(54,235)	(31,034)
Other assets	341	1,129	(1,329)	1,765	3,808
Purchases of short-term investments	(123,883)	(170,908)	(116,116)	(355,337)	(497,789)
Proceeds from sale of short-term investments	107,568	89,662	81,185	340,278	196,392
Proceeds from maturities of short-term investments	32,125	92,014	48,890	127,229	58,720
Net cash (used in) provided by investing activities	(20,411)	(28,953)	(13,669)	8,275	(320,590)
Cash flows from financing activities:
Proceeds from issuance of common stock	9,877	14,469	25,561	56,794	93,553
Proceeds from issuance of debt	—	—	—	400,000	500,000
Issuance costs	—	(353)	—	(7,080)	(9,414)
Redemption of debt	—	—	—	—	(219,362)
Excess tax benefits from stock-based compensation	21,060	14,628	20,492	68,420	52,475
Principal payments of lease financing obligations	(275)	(271)	(258)	(813)	(916)
Net cash provided by financing activities	30,662	28,473	45,795	517,321	416,336
Effect of exchange rate changes on cash and cash equivalents	(3,839)	1,250	1,559	(2,288)	(3,367)
Net (decrease) increase in cash and cash equivalents	(31,027)	56,794	68,378	578,252	148,765
Cash and cash equivalents, beginning of period	1,214,244	1,157,450	370,678	604,965	290,291
Cash and cash equivalents, end of period	$1,183,217	$1,214,244	$439,056	$1,183,217	$439,056

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Non-GAAP free cash flow reconciliation:
Net cash (used in) provided by operating activities	$(37,439)	$56,024	$34,693	$54,944	$56,386
Acquisition of DVD content library	(15,530)	(20,981)	(15,471)	(51,425)	(50,687)
Purchases of property and equipment	(21,032)	(19,869)	(10,828)	(54,235)	(31,034)
Other assets	341	1,129	(1,329)	1,765	3,808
Non-GAAP free cash flow	$(73,660)	$16,303	$7,065	$(48,951)	$(21,527)

12

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013 (1)	September 30, 2014	September 30, 2013 (1)
Domestic Streaming
Total members at end of period	37,219	36,244	31,092	37,219	31,092
Paid members at end of period	36,265	35,085	29,925	36,265	29,925

Revenues	$877,150	$838,225	$701,083	$2,513,992	$2,010,821
Cost of revenues	565,251	546,223	473,965	1,628,568	1,366,897
Marketing	61,045	64,727	60,637	206,030	194,779
Contribution profit	250,854	227,275	166,481	679,394	449,145

International Streaming
Total members at end of period	15,843	13,801	9,188	15,843	9,188
Paid members at end of period	14,389	12,907	8,084	14,389	8,084

Revenues	$345,685	$307,461	$183,051	$920,264	$490,972
Cost of revenues	291,942	266,697	209,811	803,906	561,103
Marketing	84,609	56,036	47,537	197,485	146,919
Contribution profit (loss)	(30,866)	(15,272)	(74,297)	(81,127)	(217,050)

Domestic DVD
Total members at end of period	5,986	6,261	7,148	5,986	7,148
Paid members at end of period	5,899	6,167	7,014	5,899	7,014

Revenues	$186,597	$194,721	$221,865	$585,672	$697,539
Cost of revenues	97,201	101,928	115,124	305,954	368,526
Marketing	—	—	54	—	227
Contribution profit	89,396	92,793	106,687	279,718	328,786

Consolidated

Revenues	$1,409,432	$1,340,407	$1,105,999	$4,019,928	$3,199,332
Cost of revenues	954,394	914,848	798,900	2,738,428	2,296,526
Marketing	145,654	120,763	108,228	403,515	341,925
Contribution profit	309,384	304,796	198,871	877,985	560,881
Other operating expenses	198,977	175,196	141,751	540,383	414,822
Operating income	110,407	129,600	57,120	337,602	146,059
Other income (expense)	(12,870)	(12,228)	(7,629)	(33,749)	(23,860)
Loss on extinguishment of debt	—	—	—	—	(25,129)
Provision for income taxes	38,242	46,354	17,669	120,425	33,088
Net income	$59,295	$71,018	$31,822	$183,428	$63,982

(1) Certain prior period amounts have been reclassified from "Marketing" to "Cost of revenues" to conform to current period presentation.

13